INDEPENDENCE HOLDING COMPANY                                            CONTACT: TERESA A. HERBERT

96 CUMMINGS POINT ROAD                                                                                                     (203) 358-8000

STAMFORD, CONNECTICUT 06902                                                     www.independenceholding.com

NASDAQ - INHO

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY REPORTS

$4.6 MILLION NET GAIN ON SALE OF SUBSIDIARY TO

AMERICAN INDEPENDENCE CORP.

Stamford, Connecticut, November 14, 2002. Independence Holding Company ("IHC") (NASDAQ: INHO) today announced a gain of approximately $4.6 million or $.57 per share, diluted, after taxes and associated expenses on the sale of Independence American Holdings Corp. ("IAHC"), formerly First Standard Holdings Corp., to SoftNet Systems, Inc. ("SoftNet") (NASDAQ: SOFN) for $31.92 million cash. IAHC and its wholly-owned subsidiaries are engaged in the insurance and reinsurance business. SoftNet, which is now known as American Independence Corp. ("AMIC"), was previously a holding company principally engaged in providing internet services, and is now an insurance holding company. American Independence Corp. will begin trading on NASDAQ under the symbol AMIC starting tomorrow. IHC owns 19.9% of the stock of AMIC and AMIC's operations are being directed by IHC management and employees pursuant to a services agreement.

Roy Thung, Chief Executive Officer of IHC commented "We are pleased with the sale of IAHC which results in the recognition of a net gain of $4.6 million or $.57 per share, diluted, to IHC. The sale will provide IHC with additional cash liquidity while allowing it to maintain a substantial equity interest in AMIC and resulting equity income from such ownership. IHC's subsidiaries intend to cede additional premiums to AMIC and believe that under the direction of our experienced management team, IHC and AMIC will continue to work together to use AMIC's cash productively."

IHC is a holding company engaged principally in the life and health insurance business and the acquisition of blocks of policies through Standard Security Life Insurance Company of New York and Madison National Life Insurance Company, Inc. Standard Security markets employer medical stop-loss, long-term and short-term disability, and group life and managed health care products. Madison Life sells group life and disability, employer medical stop-loss, credit life and disability and individual life insurance.

Some of the statements included herein may be considered to be forward looking statements which are subject to certain risks and uncertainties. Factors which could cause the actual results to differ materially from those suggested by such statements are described from time to time in IHC's filings with the Securities and Exchange Commission.